Exhibit 99.1

LABOR READY ACQUIRES PLANETECHS

Acquisition Expands and Diversifies its Skilled Trades Staffing Services

TACOMA, Wash. – December 5, 2007 — Labor Ready completed the acquisition of PlaneTechs, LLC effective Monday, Dec. 3, 2007. PlaneTechs was purchased for approximately $50 million in cash. Founded in 1997, PlaneTechs is a leading aircraft maintenance staffing provider and is headquartered in Chicago, Ill.

“The acquisition of PlaneTechs continues our diversification strategy within blue-collar staffing and adds a new element of growth and specialization to our skilled trades services,” said Labor Ready CEO Steve Cooper. “PlaneTechs delivers an innovative approach to the flexible workforce requirements of the aviation industry, and we believe the demand for skilled technicians and mechanics will continue to grow.”

PlaneTechs President Ian Rollo will continue to lead its operations. Rollo has 19 years of experience in the aviation industry, the majority within aircraft maintenance staffing.

Labor Ready, Inc. (NYSE:LRW) recently announced it will change its name to TrueBlue, Inc. (NYSE:TBI) on Dec. 18, 2007. The company provides blue-collar staffing, ranging from general labor to skilled trades, through its brands Labor Ready, Spartan Staffing, CLP Resources, and now PlaneTechs.

Cooper stated, “The acquisition of PlaneTechs accelerates our strategy of becoming the leader in blue-collar staffing and is an excellent addition to our family of brands.”

For 2008, the PlaneTechs acquisition is expected to produce total revenue of approximately $70 million in revenue and $0.06 of diluted earnings per share.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on Labor Ready customers; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of blue-collar staffing which includes general labor, light industrial and skilled trades. The company operates under the brand names of Labor Ready for its general labor business line; Spartan Staffing for its light industrial business line; and CLP Resources and PlaneTechs for its skilled trades services. The company’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, the company serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

The company announced that it will be changing its name to “TrueBlue, Inc.” effective Dec. 18, 2007. In connection with this name change, the ticker symbol for the company’s common stock on the New York Stock Exchange will change to “TBI” and its website address will change to www.TrueBlueInc.com.

Contact: Labor Ready

Derrek Gafford, CFO, 253-680-8214

or

Stacey Burke, VP Corporate Communications, 253-680-8291

SOURCE: Labor Ready